Exhibit 4.3

RIGHT OF FIRST OFFER AGREEMENT

between

RUBICO INC.

and

TOP SHIPS INC.

TABLE OF CONTENTS

i

RIGHT OF FIRST OFFER AGREEMENT

This Right of First Offer Agreement (this “Agreement”) is made effective as of [●], 2023 between Top Ships Inc., a Marshall Islands corporation (the “Parent”), and Rubico Inc., a Marshall Islands corporation (the “Company”).

RECITALS

WHEREAS, the Company is a wholly owned subsidiary of the Parent, and the Parent intends to distribute of all of the Company’s issued and outstanding common shares to the Parent’s shareholders (the “Spin-Off”) such that the Company will be an independent publicly traded company following the Spin-Off;

WHEREAS, in connection with the Spin-Off, the Parent desires to grant to the Company the right of first offer to acquire any ROFO Vessel when and if the Parent determines to sell such ROFO Vessel; and

WHEREAS, in consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question.

“Agreement” has the meaning given such term in the Preamble.

“Board” means the Board of Directors of the Company.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (b) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (ii) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (c) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation which would not constitute a Change of Control under clause (b) above.

“Company” has the meaning given such term in the Preamble.

“Company Group Member” means the Company and any of its direct or indirect subsidiaries.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Parent” has the meaning given such term in the Preamble.

“Parent Group Members” means the Parent and any of its direct or indirect subsidiaries.

“Parties” means the parties to this Agreement and their respective successors and permitted assigns.

“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.

“ROFO Vessel” means each of the Suzemax vessels, M/T Eco West Coast and M/T Eco Ocean CA, each owned by a Parent Group Member as of the date hereof.

“Spin-Off” has the meaning given such term in the Recitals.

“Transfer” means any transfer, assignment, sale or other disposition of any ROFO Vessel owned by any Parent Group Member; provided, however, that such term shall not include (i) transfers, assignments, sales or other dispositions from any Parent Group Member to another Parent Group Member, (ii) transfers, assignments, sales or other dispositions, pursuant to the terms of any related charter or other agreement with a contractual counterparty existing on the date hereof; (iii) grants of security interests in or mortgages or liens in such ROFO Vessel in favor of a bona fide third party lender; (iv) the foreclosure of any security interest, mortgage or lien in any such ROFO Vessel; (v) a sale and leaseback or similar transaction which is accounted for under United States generally accepted accounting principles as a financial lease or (vi) the chartering-out of vessels, including bareboat charters, or the entry of vessels into vessel pools.

“Transfer Notice” has the meaning given such term in Section 2.2(a).

“Voting Securities” means securities of any class of Person entitling the holders thereof to vote in the election of members of the board of directors or other similar governing body of the Person.

ARTICLE II

RIGHT OF FIRST OFFER

Section 2.1 Right of First Offer.

(a)            The Parent hereby grants the Company a right of first offer on any proposed Transfer of any ROFO Vessel.

(b)           The Parties acknowledge that all potential Transfers of ROFO Vessels pursuant to this Article II are subject to obtaining any and all written consents of governmental authorities and other non-Affiliated third parties and to the terms of all existing agreements in respect of such ROFO Vessels, as applicable. Each Party shall use its commercially reasonable efforts to obtain such consents.

Section 2.2 Procedure for Right of First Offer.

(a)            In the event that any Parent Group Member proposes to Transfer any ROFO Vessel, prior to engaging in any negotiation for such Transfer with any non-Affiliated third party or otherwise offering to Transfer such ROFO Vessel to any non-Affiliated third party, such Parent Group Member shall give the Company written notice setting forth all material terms and conditions (including, without limitation, the proposed price of such ROFO Vessel and any other commercially reasonable terms and conditions) (the “Transfer Notice”).

(b)           Within five days of delivery of the Transfer Notice , if the Company elects to purchase the ROFO Vessel (following approval by the disinterested directors of the Board), it shall notify the Parent Group Member of such election writing, following which, the Parties shall be obligated to conclude the purchase by any Company Group Member of the ROFO Vessel on the terms set forth in the Transfer Notice, notwithstanding the execution of a memorandum of agreement or sale and purchase agreement with customary terms, as soon as commercially practicable after such election has been made.

(c)            If the Company does not notify the Parent Group Member in writing of its election to purchase the ROFO Vessel in accordance with Section 2.2(b), the Parent Group Member shall be free to Transfer the ROFO Vessel to a third party on terms generally not materially less favorable to the Parent Group Member than those included in the Transfer Notice; provided that if the Parent Group Member has not Transferred or agreed in writing to Transfer such ROFO Vessel to a third party within 180 calendar days after the transmittal of the Transfer Notice to the Company, on terms generally not materially less favorable to the Parent Group Member than those included in the Transfer Notice, then the Parent Group Member shall not thereafter Transfer the ROFO Vessel without first offering such ROFO Vessel to the Company, in the manner provided above.

Section 2.3 Enforcement. Each Party agrees and acknowledges that the other Parties may not have an adequate remedy at law for the breach by any such Party of its covenants and agreements set forth in this Article II, and that any breach by any such Party of its covenants and agreements set forth in this Article II could result in irreparable injury to such other Parties. Each Party further agrees and acknowledges that any other Party may, in addition to the other remedies which may be available to such other Party, file a suit in equity to enjoin such Party from such breach, and consent to the issuance of injunctive relief to enforce the provisions of Article II of this Agreement.

ARTICLE III

MISCELLANEOUS

Section 3.1 Certain Covenants. Each of the Parent and the Company hereby agree and covenant to use best efforts to cause the other Parent Group Members and Company Group Members, respectively, to comply with the provisions of this Agreement.

Section 3.2 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each of the parties hereto submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or, if jurisdiction in that court is not available, then any state court located within the Borough of Manhattan, City of New York) for any and all legal actions arising out of or in connection with this Agreement.

Section 3.3 Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing the same in the mail, addressed to the Person to be notified, postpaid and registered or certified with return receipt requested or by delivering such notice in person or by prepaid private-courier, telecopier, facsimile or email to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Couriered notices shall be deemed delivered on the date the courier represents that delivery will occur. Notice given by telecopier, facsimile or email shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement, or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 3.3.

Section 3.4 Entire Agreement; Effectiveness. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein. For the avoidance of doubt, the parties expressly agree that this Agreement shall not take effect until the Spin-Off occurs, and if no such Spin-Off occurs, this Agreement will be of no force and effect.

Section 3.5 Termination. Upon a Change of Control of the Company or the Parent, the provisions of Article II of this Agreement (but not less than all of such Article) shall terminate immediately.

Section 3.6 Waiver; Effect of Waiver or Consent. Any Party hereto may (a) extend the time for the performance of any obligation or other act of any other Party hereto or (b) waive compliance with any agreement or condition contained herein. Except as otherwise specifically provided herein, any such extension or waiver shall be valid only if set forth in a written instrument duly executed by the Party or Parties to be bound thereby. No waiver or consent, express or implied, by any Party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a waiver or consent of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

Section 3.7 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto.

Section 3.8 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Parties hereto.

Section 3.9 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 3.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 3.11 Gender, Parts, Articles and Sections. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.

Section 3.12 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 3.13 Withholding or Granting of Consent. Each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

Section 3.14 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party to this Agreement shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

Section 3.15 Negotiation of Rights of the Parties. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no shareholder, member, assignee or other Person of the Parties shall have the right, separate and apart from the Parties, as applicable, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the date first written above.

RUBICO INC.

By:______________________________________
Name:
Title:

Address for Notice:

Rubico Inc. 1 Vas. Sofias and Meg. Alexandrou Str, 15124 Maroussi, Greece
Attention: Nikolaos Papastratis
Tel: +30 2108128126

Attention (email): npapastratis@rubicoinc.com

(Signature Page to Right of First Offer Agreement)

TOP SHIPS INC.

By:______________________________________
Name:
Title:

Address for Notice:

Top Ships Inc. 1 Vas. Sofias and Meg. Alexandrou Str, 15124 Maroussi, Greece
Attention: Alexandros Tsirikos
Tel: +30 2108128126

(Signature Page to Right of First Offer Agreement)